SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2001

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 (Commission File Number)	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan 48674
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (517) 636-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events

The Dow Chemical Company issued a press release on February 5, 2001, the text of which is as follows.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the company's expectations will be realized.

DOW AND UNION CARBIDE MERGER
RECEIVES NECESSARY REGULATORY REVIEWS

Midland, MI, February 5, 2001 – The Dow Chemical Company (NYSE: DOW) today announced that it has received clearance from the U.S. Federal Trade Commission for its merger with Union Carbide Corporation. As part of the merger originally announced on August 4, 1999, Union Carbide will become a wholly owned subsidiary of Dow. In 2000, on a combined basis, Dow and Union Carbide had revenues of $28.4 billion, earnings before interest and taxes of $3.1 billion, and assets of over $36 billion. With the completed merger, Dow becomes the world’s leading chemicals, plastics and agricultural products company.

Michael D. Parker, president and chief executive officer of The Dow Chemical Company is scheduled to be at the New York Stock Exchange on Wednesday, February 7, to celebrate the completion of Dow’s merger with Union Carbide.

"We are committed to becoming a better and bigger company," says Michael D. Parker, president and chief executive officer of The Dow Chemical Company. "The completion of our merger with Union Carbide accelerates our growth strategy, which is underpinned by our financial objective of growing earnings per share by 10 percent per year across the cycle. The merger increases Dow's scale, breadth and depth, all of which will allow us to continue to create more value for our shareholders."

Parker noted the true value of the merger will be unlocked by bringing together the employees of Dow and Union Carbide to create one team. "The merger has combined the great talents of the employees of Union Carbide and Dow. It provides us with an opportunity to integrate best practices and people from each company and share new ideas and spur further innovation." He went on to say, "Our employees form the foundation of this company, and their continued motivation and dedication will be fundamental in creating the world's premier chemical company."

William H. Joyce, chairman and chief executive officer of Union Carbide, said, "This is a combination that makes sense for both Dow and Union Carbide, creating a stronger company with an increased global reach. This means more opportunities for our employees, a greater ability to support our communities and more innovative solutions for our customers." Joyce becomes vice chairman of Dow and a member of Dow’s Board of Directors. James M. Ringler, vice chairman of Illinois Tool Works, Inc., who is a member of Union Carbide’s Board of Directors, will join Dow’s Board of Directors.

Within the next few months, Dow will announce projections for cost synergies for the merger. These are expected to be more than the original estimate of $500 million announced on August 4, 1999. "Achieving these synergies will be critical to ensure that this merger creates value for our shareholders," remarked Parker. "Savings will begin immediately and will be fully realized within two years."

Regulatory Approvals

Dow received approval for the merger from the U.S. Federal Trade Commission (FTC) on February 5, 2001 and has also received necessary regulatory review for the merger from the European Commission (EC), the Canadian Competition Bureau and from other jurisdictions around the world. As part of the regulatory approval process, Dow has agreed to:

  Divest certain European polyethylene assets.
  Divest and license certain polyethylene gas-phase technology globally.
  Contribute Union Carbide’s Unipol™ polyethylene process technology licensing and polyethylene conventional catalyst businesses to Univation Technologies LLC.
  Divest Dow’s worldwide ethyleneamines business (with the exception of Dow’s facility in Terneuzen, the Netherlands).
  Divest Dow’s worldwide ethanolamines business.
  Divest Dow’s North American GAS/SPEC™ gas treating business.

See related news releases on Dow’s web site at www.dow.com for further details.

About Dow

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With post-merger combined sales of $28 billion, Dow serves customers in more than 160 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its employees seek to balance economic, environmental and social responsibilities.

To find out more about Dow visit its home page, www.dow.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY
Registrant

/S/ FRANK H. BROD
By: Frank H. Brod
Title: Vice President and Controller
Date: February 6, 2001